Exhibit 99.1

FOR IMMEDIATE RELEASE

March 22, 2007

Contacts: (Media) Kirstie Foster (763) 764-6364

(Analysts) Kris Wenker (763) 764-2607

GENERAL MILLS REPORTS RESULTS FOR FISCAL 2007 THIRD QUARTER

Net Sales Grew 6 Percent to $3.05 Billion

Diluted Earnings per Share Increased 9 Percent to 74 Cents

Company Raises Full-year Guidance

MINNEAPOLIS, MINN.—General Mills, Inc. (NYSE: GIS) today reported results for the third quarter of fiscal 2007. Net sales for the 13 weeks ended Feb. 25, 2007, were $3.05 billion, up 6 percent from the same period a year ago. Unit volume grew 5 percent worldwide. Gross margin improved by 80 basis points and segment operating profits increased 9 percent to $522 million. Net earnings after tax also rose 9 percent to $268 million, as the impact of a lower tax rate offset incremental stock-based compensation expense (from the adoption of SFAS 123R) and higher interest expense. Diluted earnings per share (EPS) totaled 74 cents, up 9 percent from 68 cents in last year’s third quarter.

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General Mills Chairman and Chief Executive Officer Steve Sanger said, “This was another quarter of broad-based sales growth and margin expansion for the company. We’re generating a combination of good unit volume gains, favorable mix and supply chain productivity, which is helping to offset input cost inflation. As a result, we have been able to increase our level of consumer marketing investment and also raise our earnings guidance for the year.”

Through the first nine months of fiscal 2007, General Mills’ net sales increased 6 percent to $9.38 billion. Segment operating profits grew 9 percent to $1.77 billion. Earnings after tax totaled $920 million, up 6 percent from last year’s nine-month results. Diluted earnings per share grew 11 percent to $2.55, including 11 cents of incremental expense related to the adoption of SFAS 123R for stock-based compensation.

U. S. Retail Segment

Net sales for General Mills’ domestic retail operations grew 5 percent in the third quarter to $2.11 billion, driven by 5 percent unit volume growth. Operating profits grew 6 per-cent to $447 million, as volume leverage and productivity offset higher input costs.

Net sales for the Meals division grew 10 percent, led by double-digit growth for Progresso soups along with gains for Helper dinner mixes and Green Giant vegetables. Yoplait division net sales rose 9 percent as Yoplait Light yogurt varieties and Yoplait Kids yogurt continued to generate strong growth. Baking Products division net sales grew 11 percent reflecting strong unit volume growth, particularly in nonmeasured channels. The Snacks division posted an 8 percent net sales gain including introductory volume for new Fiber One bars and continuing growth for Nature Valley snack bars. Net sales for the Pillsbury USA division rose 3 percent, led by core

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refrigerated dough products, Totino’s frozen pizza rolls and Toaster Strudel. Big G cereal unit volume matched prior-year levels but net sales declined 4 percent due to year-over-year differences in the timing of price promotion activity. Net sales for the company’s Small Planet Foods organic business grew 15 percent in the quarter.

Through the first nine months of 2007, net sales for the U.S. Retail segment were up 4 percent to $6.46 billion, reflecting 3 percent unit volume growth and net price realization. Segment operating profit grew 7 percent to $1.49 billion year-to-date.

International Segment

Net sales for the company’s consolidated international businesses rose 15 percent in the third quarter to $510 million. Unit volume grew 6 percent, price and mix added 5 points, and foreign exchange contributed 4 points of sales growth. Operating profit rose 17 percent to $42 million.

Through the first nine months of 2007, net sales for General Mills’ consolidated international businesses grew 15 percent to $1.56 billion. Operating profit increased 7 percent to $160 million.

Bakeries and Foodservice Segment

Third-quarter net sales for General Mills’ Bakeries and Foodservice segment grew 5 percent to $436 million, reflecting a 1 percent unit volume increase and net price realization. Segment operating profit increased to $33 million, compared to $18 million in last year’s third quarter due to pricing and favorable mix.

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Through the first nine months of 2007, net sales for the Bakeries and Foodservice segment were up 7 percent to $1.36 billion. Operating profit rose 39 percent to $118 million.

Joint Venture Summary

Earnings after tax from joint ventures totaled $16 million in the third quarter, in line with prior-year results despite a $4 million after-tax charge associated with previously announced restructuring of the Cereal Partners Worldwide (CPW) manufacturing plants in the United Kingdom. Net sales for CPW grew 22 percent in the quarter. This included contributions from the Uncle Tobys business in Australia that CPW acquired in July 2006. Net sales for the Haagen-Dazs joint ventures in Asia increased 12 percent. Net sales for the 8th Continent soy beverage joint venture in the U.S. were down 5 percent, reflecting lower unit volume.

Through nine months, earnings from joint ventures totaled $58 million after tax, including CPW restructuring expenses of $7 million. Prior-year earnings of $57 million after tax through nine months did not include any CPW restructuring expense.

Corporate Items

Corporate unallocated expense totaled $35 million pretax in the third quarter of 2007 compared to $19 million pretax in 2006. This year’s results include the effects of adopting SFAS 123R for stock-based compensation, which represented $9 million incremental pretax expense ($6 million after tax, or 2 cents per share) in the third quarter. Restructuring and other exit items expense totaled $1 million pretax in the third

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quarter of 2007 (adjustments to previously announced restructuring actions) compared to $5 million pretax expense in last year’s third quarter. Net interest expense for the quarter was up 7 percent to $107 million due to higher rates and changes in mix of debt. The effective tax rate for the quarter was 33.5 percent. This reflects the year-to-date impact of a change in the annual effective tax rate from 35.8 percent to 35.5 percent, along with a discrete tax benefit of $4 million primarily from research and development tax credits. In last year’s third quarter, the effective tax rate was 34.7 percent.

Cash Flow Summary

Cash flow from operations totaled $1.15 billion through February 2007, compared to $1.23 billion through the first nine months of 2006. Year-to-date capital expenditures totaled $249 million in 2007 compared to $191 million in the same period last year. Dividends through nine months grew to $377 million. On March 12, 2007, the company announced a quarterly dividend at the prevailing rate of 37 cents per share payable May 1, 2007, to shareholders of record April 10, 2007. During the third quarter, the company repurchased approximately 94 thousand shares of common stock at an average price of approximately $57 per share.

Outlook

In the fourth quarter, General Mills expects input costs to be above both current year-to-date and year-ago levels. Consumer marketing expense is expected to be above year-ago levels, reflecting continued reinvestment in brand-building activities. The company has initiated evaluations of certain assets that may result in impairment or restructuring

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charges. Tax planning activities may result in a further reduction to the 2007 effective tax rate.

“Our businesses are performing very well in the aggregate and financial performance through the first nine months of this year is ahead of our plans,” said Sanger. “We are raising our guidance for 2007 diluted earnings per share to a range of $3.14 to $3.16.” General Mills guidance is on an as-reported basis, including restructuring expense, as well as an estimated 12 cents of incremental stock-based compensation expense under SFAS 123R. Previously, the company had targeted diluted EPS of between $3.09 and $3.13 per share.

Total company segment operating profit is a non-GAAP measure. A reconciliation of this measure to the relevant GAAP measure, operating profit, appears in the attached consolidated operating segment results schedule.

General Mills will hold a briefing for investors today, March 22, 2007, beginning at 8:30 a.m. EDT. You may access the web cast from General Mills’ corporate home page at www.generalmills.com.

This press release contains forward-looking statements within the meaning of The Private Securities Litigation Reform Act of 1995 that are based on management's current expectations and assumptions. These forward-looking statements, including the statements under the caption "Outlook" and statements made by Mr. Sanger, are subject to certain risks and uncertainties that could cause actual results to differ materially from the potential results discussed in the forward-looking statements. In particular, our predictions about future net sales and earnings could be affected by a variety of factors, including: competitive dynamics in the consumer foods industry and the markets for our products, including new product introductions, advertising activities, pricing actions and promotional activities of our competitors; economic conditions, including changes in inflation rates, interest rates or tax rates; product development and innovation; consumer acceptance of new products and product improvements; consumer reaction to pricing actions and changes in promotion levels; acquisitions or dispositions of businesses or assets; changes in capital structure; impairment in the carrying value of goodwill or other intangibles; changes in laws and regulations, including labeling and advertising regulations; changes in accounting standards and the impact of significant accounting estimates; product quality and safety issues, including recalls and product liability; changes in customer demand for our products; effectiveness of advertising, marketing and promotional programs; changes in consumer behavior, trends and preferences, including weight loss trends; consumer perception of health-related issues, including obesity; consolidation in the retail environment; changes in purchasing and inventory levels of significant customers; fluctuations in the cost and availability of supply chain resources, including raw materials, packaging and energy; disruptions or inefficiencies in the supply chain; benefit plan expenses due to changes in plan asset values and discount rates used to determine plan liabilities; resolution of uncertain income tax matters; foreign economic conditions, including currency rate fluctuations; and political unrest in foreign markets and economic uncertainty due to terrorism or war. The company undertakes no obligation to publicly revise any forward-looking statements to reflect future events or circumstances.

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GENERAL MILLS, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF EARNINGS
(Unaudited) (In Millions, Except per Share Data)

	13 Weeks Ended		39 Weeks Ended
	Feb. 25, 2007	Feb. 26, 2006	Feb. 25, 2007	Feb. 26, 2006

Net Sales	$3,054	$2,877	$9,381	$8,849

Cost of sales	1,982	1,891	5,966	5,667
Selling, general and administrative	585	528	1,765	1,619
Restructuring and other exit costs (income)	1	5	(2)	16

Operating Profit	486	453	1,652	1,547

Interest expense, net	107	100	322	294

Earnings before Income Taxes and After-tax
Earnings from Joint Ventures	379	353	1,330	1,253

Income Taxes	127	123	468	442

After-tax Earnings from Joint Ventures	16	16	58	57

Net Earnings	$268	$246	$920	$868

Earnings per Share – Basic	$.77	$.69	$2.65	$2.42

Earnings per Share – Diluted	$.74	$.68	$2.55	$2.29

Dividends per Share	$.37	$.34	$1.07	$1.00

See accompanying notes.

GENERAL MILLS, INC. AND SUBSIDIARIES
CONSOLIDATED OPERATING SEGMENT RESULTS
(Unaudited) (In Millions)

	13 Weeks Ended		39 Weeks Ended
	Feb. 25, 2007	Feb. 26, 2006	Feb. 25, 2007	Feb. 26, 2006
Net Sales:
U.S. Retail	$2,108	$2,016	$6,460	$6,211
International	510	444	1,560	1,362
Bakeries and Foodservice	436	417	1,361	1,276

Total	$3,054	$2,877	$9,381	$8,849

Operating Profit:
U.S. Retail	$447	$423	$1,490	$1,387
International	42	36	160	149
Bakeries and Foodservice	33	18	118	85

Total Segment Operating Profit	522	477	1,768	1,621

Corporate unallocated expense	35	19	118	58
Restructuring and other exit costs (income)	1	5	(2)	16

Operating Profit	$486	$453	$1,652	$1,547

See accompanying notes.

GENERAL MILLS, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(In Millions)

	(Unaudited) Feb. 25, 2007	(Unaudited) Feb. 26, 2006	May 28, 2006

ASSETS
Current Assets:
Cash and cash equivalents	$476	$653	$647
Receivables	1,208	1,088	1,076
Inventories	1,225	1,170	1,055
Prepaid expenses and other current assets	211	198	216
Deferred income taxes	148	164	182

Total Current Assets	3,268	3,273	3,176

Land, Buildings and Equipment, at Cost	5,951	5,760	5,806
Less accumulated depreciation	(3,040)	(2,812)	(2,809)

Net Land, Buildings and Equipment	2,911	2,948	2,997
Goodwill	6,788	6,666	6,652
Other Intangible Assets	3,685	3,597	3,607
Other Assets	2,014	1,731	1,775

Total Assets	$18,666	$18,215	$18,207

LIABILITIES AND EQUITY
Current Liabilities:
Accounts payable	$658	$656	$708
Current portion of long-term debt	845	2,079	2,131
Notes payable	2,177	1,806	1,503
Other current liabilities	1,969	1,720	1,796

Total Current Liabilities	5,649	6,261	6,138
Long-term Debt	3,165	2,502	2,415
Deferred Income Taxes	1,808	1,830	1,822
Other Liabilities	945	949	924

Total Liabilities	11,567	11,542	11,299

Minority Interests	1,138	1,135	1,136

Stockholders’ Equity:
Common stock, 502 shares issued, $.10 par value	50	50	50
Additional paid-in capital	5,803	5,625	5,653
Retained earnings	5,650	5,007	5,107
Common stock in treasury	(5,807)	(5,158)	(5,163)
Accumulated other comprehensive income	265	14	125

Total Stockholders’ Equity	5,961	5,538	5,772

Total Liabilities and Equity	$18,666	$18,215	$18,207

See accompanying notes.

GENERAL MILLS, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited) (In Millions)

	39 Weeks Ended
	Feb. 25, 2007	Feb. 26, 2006
Cash Flows – Operating Activities:
Net earnings	$920	$868
Adjustments to reconcile net earnings to net cash provided by operating activities:
Depreciation and amortization	313	317
Stock-based compensation	105	33
After-tax earnings from joint ventures	(58)	(57)
Tax benefit on exercised options	—	21
Deferred income taxes	13	—
Changes in current assets and liabilities	(125)	(26)
Distributions of joint venture earnings	18	32
Pension and other postretirement costs	(20)	(17)
Restructuring and other exit costs	(2)	16
Other, net	(11)	41

Net Cash Provided by Operating Activities	1,153	1,228

Cash Flows – Investing Activities:
Purchases of land, buildings and equipment	(249)	(191)
Acquisitions	(82)	(10)
Investments in affiliates, net	(108)	4
Proceeds from disposal of land, buildings & equipment	14	4
Proceeds from disposition of businesses	12	—
Other, net	(2)	(28)

Net Cash Used by Investing Activities	(415)	(221)

Cash Flows – Financing Activities:
Change in notes payable	656	1,503
Issuance of long-term debt	1,500	—
Payment of long-term debt	(2,049)	(1,344)
Common stock issued	217	85
Tax benefit on exercised options	47	—
Purchases of common stock for treasury	(895)	(806)
Dividends paid	(377)	(363)
Other, net	(8)	(2)

Net Cash Used by Financing Activities	(909)	(927)

Increase (decrease) in Cash and Cash Equivalents	(171)	80
Cash and Cash Equivalents – Beginning of Year	647	573

Cash and Cash Equivalents – End of Period	$476	$653

Cash Flows from Changes in Current Assets and
Liabilities:
Receivables	$(129)	$(62)
Inventories	(175)	(129)
Prepaid expenses and other current assets	9	8
Accounts payable	(56)	(74)
Other current liabilities	226	231

Changes in Current Assets and Liabilities	$(125)	$(26)

GENERAL MILLS, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Unaudited)

(1)

At the beginning of fiscal 2007, we shifted selling responsibility for several customers from our Bakeries and Foodservice segment to U.S Retail. All prior year amounts have been restated for comparative purposes. For the third quarter of fiscal 2006, net sales of $10 million and operating profit of $4 million previously reported in our Bakeries and Foodservice segment have now been recorded in the U.S. Retail segment. For the first thirty-nine weeks of fiscal 2006, net sales of $40 million and operating profit of $16 million previously reported in our Bakeries and Foodservice segment have now been recorded in the U.S. Retail segment. Goodwill of $216 million previously reported in our Bakeries and Foodservice segment as of May 28, 2006, has now been recorded in the U.S. Retail segment.

We also made certain changes in the classifications of revenues and expenses at the beginning of fiscal 2007, including classifying shipping costs associated with the distribution of finished products to our customers as cost of sales (previously recorded in selling, general and administrative expense) and classifying certain trade-related costs and customer allowances as cost of sales or selling, general and administrative expense (previously recorded as reductions of net sales). We have reclassified previously reported results to conform to the current year presentation.

At the beginning of fiscal 2007, we also reclassified certain accrued liabilities, including trade and consumer promotion accruals, from accounts payable to other current liabilities, and we began classifying certain distributions from joint ventures as operating cash flows (previously reported as investing cash flows). We have reclassified previously reported balance sheets and statements of cash flows to conform to the current year presentation.

(2)

At the beginning of fiscal 2007, we prospectively adopted SFAS No. 123(R) “Share-based Compensation.” Prior to this adoption, no compensation expense was recognized for stock options granted. Beginning with the adoption of SFAS 123(R), we have recorded compensation expense for stock option grants based on their grant-date fair value, and we have revised our expense attribution method for all stock awards to recognize expense immediately for awards granted to retirement-eligible individuals or over the period from the grant date to the date retirement eligibility is achieved, if less than the contractual vesting period.

For the third quarter and first thirty-nine weeks of fiscal 2007, compensation expense for all stock-based compensation was $24 million and $105 million, respectively. As a result of the adoption of SFAS 123(R), stock-based compensation expense was $9 million and $61 million higher for the third quarter and first thirty-nine weeks of fiscal 2007, respectively, than if we had continued our previous accounting method.

(3)

In the third quarter of fiscal 2007, we recorded restructuring and other costs of $1 million associated with adjustments to restructuring actions previously announced. In the third quarter of fiscal 2006 we recorded restructuring and other costs of $5 million consisting of $2 million, primarily for severance costs associated with the closure of our frozen dough foodservice plant in Swedesboro, New Jersey; $2 million of restructuring costs at our Allentown, Pennsylvania frozen waffle plant, primarily related to product and production realignment; and $1 million associated with restructuring actions previously announced.

In the first thirty-nine weeks of fiscal 2007, we recorded income related to restructuring and other exit activities of $2 million. We sold our previously closed plant in San Adrian, Spain resulting in a gain of $8 million. We incurred a $6 million loss associated with the divestiture of our par-baked bread product line, including its plants in Chelsea, Massachusetts and Tempe, Arizona. The carrying value of the par-baked bread assets sold, including goodwill, was $18 million. In the first thirty-nine weeks of fiscal 2006, we recorded restructuring and other costs of $16 million, consisting of $12 million associated with the closure of the plant in Swedesboro, New Jersey, including $10 million of asset impairment charges recorded in the first and second quarters of fiscal 2006 related to the plant; $2 million related to the restructuring at the plant in Allentown, Pennsylvania; and $2 million of charges associated with restructuring actions previously announced.

As part of our long range planning process, we are evaluating our plans for certain long-lived assets. Depending upon the outcome of those evaluations, we may take additional impairment or restructuring charges in fiscal 2007.

(4)

Basic and diluted earnings per share (EPS), including the impact of the adoption of SFAS 123(R) in fiscal 2007 and the effect of accounting for contingently convertible debt in fiscal 2006, were calculated as follows:

In Millions, Except per Share Data	13 Weeks Ended		39 Weeks Ended

	Feb. 25, 2007	Feb. 26, 2006	Feb. 25, 2007	Feb. 26, 2006
Net earnings – as reported	$268	$246	$920	$868
Interest on contingently convertible debentures, after tax	—	—	—	9

Net earnings for diluted EPS calculation	$268	$246	$920	$877

Average number of common shares – basic EPS	346	355	347	358
Incremental share effect from:
Stock options	11	6	11	7
Restricted stock and stock rights	2	2	2	2
Forward purchase contract	1	—	1	—
Contingently convertible debentures	—	1	—	17

Average number of common shares – diluted EPS	360	364	361	384

Earnings per Share – Basic	$.77	$.69	$2.65	$2.42
Earnings per Share – Diluted	$.74	$.68	$2.55	$2.29

(5)

During the third quarter of fiscal 2007, we completed the acquisition of Saxby Bros. Limited, a chilled pastry company in the U.K. for approximately $21 million. This business, which had sales of $24 million in calendar 2006, complements our existing frozen pastry business in the U.K. In addition, we made another immaterial acquisition totaling $3 million.

During the first quarter of fiscal 2007, Cereal Partners Worldwide (CPW), our joint venture with Nestlé, completed the acquisition of the Uncle Tobys cereal business in Australia. We funded our 50 percent share of the purchase price by making additional advances to and equity contributions in CPW totaling $135 million (classified as investments in affiliates, net on the consolidated statements of cash flows) and by acquiring a 50 percent beneficial interest in certain intellectual property for $58 million.